Exhibit 99.1

NEWS RELEASE

Biophan Names Margaret V. Russell as Chief Financial Officer

PITTSFORD, NY—July 14, 2008 -- Biophan Technologies, Inc. (OTC BB: BIPH.OB), a developer of next-generation biomedical technology, today announced that the company has named Margaret V. Russell as chief financial officer.

Ms. Russell served as Partner, Director, and Senior Manager at Insero & Company CPA’s, P.C. since 2001. As a partner in the outsource accounting services group, she dealt with small public and high growth industry companies with specific knowledge in the software, pharmaceutical, and medical device industries. From 1999 to 2001, Ms. Russell served as Manager of the Assurance and Business Advisory Services Division at Arthur Andersen LLP. Previously she also held the role of senior auditor at PricewaterhouseCoopers, LLP.

Commenting on the appointment, Biophan CEO John Lanzafame stated, “It is with great pleasure that we welcome Meg to the Biophan team. Her experience and expertise will provide a key source of strategic input, and she adds a dynamic element to our management group. Meg will play an essential role in developing a finance strategy to support the ongoing development of the Company’s assets.”

“I am very excited about this opportunity and the growth potential here at Biophan,” stated Ms. Russell. “I look forward to contributing to the Company’s future growth and success, and am excited about the new direction of the Company.”

Ms. Russell is a graduate of both St. John Fisher College and SUNY at Fredonia. She is a CPA and member of the American Institute of Certified Public Accountants.

Biophan also announced the retirement of Robert J. Wood, who has served as Interim Chief Financial Officer since June 2007. “We thank Bob for his service and dedication during his tenure,” said John Lanzafame, Biophan’s CEO.

About Biophan Technologies, Inc.
Biophan is dedicated to providing technologies that offer innovative and competitive advantages to the medical device industry. The Company is helping to commercialize the Myotech Circulatory Support System, which has significant potential to improve the treatment of acute heart failure. Biophan Technologies, Inc. holds a 70% interest in Myotech with rights to acquire additional equity, and is leading Myotech's business development efforts. Biophan is traded on the OTC market under the symbol BIPH, and is also listed on the Frankfurt Stock Exchange under the symbol BTN. For more information on Biophan, please visit our website at www.biophan.com.

Cautionary Statement Regarding Forward-Looking Statements
Certain statements included in this press release may constitute forward-looking statements within the meaning of applicable securities laws. These statements reflect what Biophan anticipates, expect, or believe may happen in the future. Biophan's actual results could differ materially from the outcome or circumstance expressed or implied by such forward-looking statements as a result of a variety of factors including, but not limited to: Biophan's ability to develop its technologies; the approval of Biophan's patent applications; the successful implementation of Biophan's research and development programs; the ability of Biophan to demonstrate the effectiveness of its technology; the acceptance by the market of Biophan's technology and products incorporating such technology; the ability of Biophan to effectively negotiate and enter into contracts with medical device manufacturers for the licensing of Biophan's technology; competition; the ability of Biophan to raise capital to fund its operating and research and development activities until it generates revenues sufficient to do so; and the timing of projects and trends in future operating performance, as well as other factors expressed from time to time in Biophan's periodic filings with the Securities and Exchange Commission (the "SEC"). As a result, this press release should be read in conjunction with Biophan's periodic filings with the SEC, which are incorporated herein by reference. The forward-looking statements contained herein are made only as of the date of this press release, and Biophan undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

Contact:
Carolyn Hotchkiss
Communications Manager
Biophan Technologies, Inc.
(585) 267-4800
chotchkiss@biophan.com